Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION OF

UNILIFE CORPORATION.

Unilife Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the state of Delaware, does hereby certify that:

1.	The name of the Corporation is Unilife Corporation.

2.	The Board of Directors of the Corporation duly adopted resolutions approving and setting forth this proposed amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), declaring the Amendment’s advisability to its stockholders, and directing that the Amendment be considered at the 2015 annual meeting of the stockholders of the Corporation. At the annual meeting of the stockholders of the Corporation held on November 16, 2015, holders of a majority of the outstanding shares of the Corporation’s common stock, being the only outstanding class of the Corporation’s capital stock entitled to vote, voted in favor of the adoption of the Amendment.

The Amendment provides as follows:

Paragraph A. of ARTICLE FOURTH of the Corporation’s Certificate of Incorporation is amended to read as follows:

FOURTH: A. Classes and Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is four hundred million (400,000,000). The classes and aggregate number of shares of each class which the Corporation shall have the authority to issue are as follows:

1.	Three Hundred Fifty Million (350,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”); and

2.	Fifty Million (50,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

The Amendment herein certified has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the state of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation of Unilife Corporation has been executed as of this 17th day of November, 2015.

Unilife Corporation

By:	/s/ Alan D. Shortall
Name:	Alan D. Shortall
Title:	Chairman and Chief Executive Officer